Exhibit 99.1

BeiGene Appoints J. Samuel Su to its Board of Directors

BEIJING, China and CAMBRIDGE, MA, April 3, 2018 (GLOBE NEWSWIRE) — BeiGene, Ltd. (NASDAQ: BGNE), a commercial-stage biopharmaceutical company focused on developing and commercializing innovative molecularly targeted and immuno-oncology drugs for the treatment of cancer, today announced the appointment of J. Samuel (Sam) Su to its Board of Directors.

Mr. Su, 65, retired from Yum! Brands, Inc. in May 2016, where he served as Vice Chairman of the Board of Directors, and was the Chairman and CEO of the company’s China division. During Mr. Su’s 26 years with the company, its China division grew from just four restaurants to over 7,000 to become the largest multinational restaurant chain in China, contributing more than half of Yum! Brands’ world-wide revenues in 2015.

“Mr. Su brings deep operational, marketing, brand development and management experience to our Board of Directors. We are very pleased to welcome him to the Board, and anticipate that his expertise will be highly valuable as we grow our commercial business in China and prepare to launch our internally-developed products,” commented John V. Oyler, Founder, Chief Executive Officer, and Chairman of BeiGene.

Mr. Su started his career with Yum! Brands in 1989 as KFC International’s director of marketing for the North Pacific region. In 1993, he became vice president of North Asia for both KFC and Pizza Hut. Mr. Su was named president of Greater China for Tricon Global Restaurants International upon Pepsi’s spin-off of the restaurant business in 1997. Before joining Yum! Brands, Mr. Su worked with Procter & Gamble in Germany and Taiwan. Mr. Su currently serves as a director of Li Ning Company Limited, and of the board of directors of Peet’s Coffee China; he also serves as an operating partner at Hillhouse Capital.

“BeiGene’s mission is to become a global leader in the discovery, development and commercialization of innovative medicines for the treatment of cancer. I am impressed with the broad internal capabilities, and portfolio of both commercial products in China and late-stage development candidates,” noted Mr. Su. “I am honored to serve on the BeiGene Board and to bring my experience to the outstanding team at BeiGene.”

Mr. Su earned his undergraduate degree at the National Taiwan University, an M.Sc. degree in Chemical Engineering at Pennsylvania State University and an MBA at the Wharton School of the University of Pennsylvania.

About BeiGene

BeiGene is a global, commercial-stage, research-based biotechnology company focused on molecularly targeted and immuno-oncology cancer therapeutics. With a team of over 900 employees in China, the United States, and Australia, BeiGene is advancing a pipeline consisting of novel oral small molecules and monoclonal antibodies for cancer. BeiGene is also working to create combination solutions aimed to have both a meaningful and lasting impact on cancer patients. BeiGene markets ABRAXANE® (nanoparticle albumin—bound paclitaxel), REVLIMID® (lenalidomide), and VIDAZA® (azaciditine) in China under a license from Celgene Corporation.(1)

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the company’s future development strategy.  Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene’s ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials; BeiGene’s ability to achieve market acceptance in the medical community necessary for commercial success;

BeiGene’s ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene’s reliance on third parties to conduct preclinical studies and clinical trials; BeiGene’s limited operating history and BeiGene’s ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent annual report on Form 10-K, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene’s subsequent filings with the U.S. Securities and Exchange Commission.  All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

Investor Contact	Media Contact

Lucy Li, Ph.D.	Liza Heapes
+1 781-801-1800	+1 857-302-5663
ir@beigene.com	media@beigene.com

(1)  ABRAXANE®, REVLIMID®, and VIDAZA® are registered trademarks of Celgene Corporation.